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                                                                  EXHIBIT-(d)1.5

                                       LETTER AGREEMENT

Frank Russell Investment Management Company
P.O. Box 1591
Tacoma, WA  98401-1591

Dear Sirs:

This Letter Agreement relates to the Advisory Agreement between Frank Russell Investment Company ("FRIC") and Frank Russell Investment Management Company ("FRIMCo") dated January 1, 1999 ("Advisory Agreement"). FRIC advises you that it is creating four new funds to be named 2010 Strategy Fund, 2020 Strategy Fund, 2030 Strategy Fund and 2040 Strategy Fund (each, a "LifePoints Strategy Fund") and that each LifePoints Strategy Fund desires FRIMCo to provide advisory services to the Fund pursuant to the terms and conditions of the Advisory Agreement. Section 6A of the Advisory Agreement is hereby amended to include each LifePoints Strategy Fund, each with an annual advisory fee of 0.20% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Advisory Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By:__________________________
   Mark E. Swanson
   Treasurer

Accepted this ____ day of __________ _____, 2004

FRANK RUSSELL INVESTMENT
   MANAGEMENT COMPANY

By:__________________________
   Leonard P. Brennan
   President

Frank Russell Company agrees to provide consulting services without charge to FRIC upon the request of the Board of Trustees or Officers of the Trust, or upon the request of Advisor pursuant to Section 2(c).

                                  FRANK RUSSELL COMPANY

                                  By:_________________________________
                                     P. Craig Ueland, President